TURNER, STONE & COMPANY
                          Certified Public Accountant
                      12700 Park Central Drive, Suite 1610
                              Dallas, Texas 75251
                            Telephone (972) 239-1660
                           Facsimilie (972) 239-1665



August 19, 2002


Mr. Perry D. West
Cambridge Energy Corporation
P.O. Box 1656
Cocoa, FL 32923


Dear Perry,

Pursuant to your August 6th correspondence, we are confirming to you, and to the Office of the Chief Accountant of the S.E.C. by facsimile, the cessation of our auditor client relationship. In addition, we are also confirming the following.

     1. Our auditor reports for the two prior fiscal years ended March 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion nor was it qualified as to uncertainty, audit scope or accounting principles.

     2. During the two prior fiscal years ended March 31, 2001 and 2000, there were no disagreements on any matters of accounting principles or practices, financial statement disclosures or our audit scope and audit procedures performed.

     3. The decision to terminate our relationship was determined by your board of directors based on audit fee considerations only.

     4. We have reviewed your recent Form 8-K/A filing relating to this matter and we agree with the statements you have made in that amended filing.

We have appreciated the opportunity to serve you as principal auditors and would welcome the opportunity to do so in the future.


Sincerely,

/s/ Edward L. Turner
----------------------
Edward L. Turner, CPA
Audit Partner

cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         Mail Stop 9-5
         450 Fifth Street, N.W.
         Washington, D.C. 20549